Exhibit 99

July 2004

Dear Shareholders:

I am pleased to enclose your Dimeco dividend check, or reinvestment statement, for the Second Quarter of 2004. As you will see in the financial highlights, growth continues. Compared to the same period in 2003, deposits are up 6.7%; loans have expanded by 14.9%; and assets have increased by 8.7%, totaling over $316 million at June 30, 2004.

Earnings for the quarter are the result of many experiences. As previously anticipated and mentioned, residential mortgage activity and the accompanying income have slowed from the robust pace of the past two years. Furthermore, as we continue to monitor a previously reported commercial credit, prudent banking practices have dictated that we recognize additional expense to properly reflect the most current valuation of that business. These factors have contributed to a reduction in net income.

Of note, however, is the fact that the components of shareholder value continue to increase. Book value is up 6.3%, dividends have increased by 7%, and stockholders’ equity has grown 7.9%. These items have contributed to the 47.2% increase in per share market value over the same period last year.

Other activity also continues within your Company. We have installed new platform systems for deposits, new accounts, and consumer loans. Our Investments Department is very busy as more customers are investing in various securities’ and annuities’ markets. We are now beginning to recognize revenues from our title insurance activities. Even further, construction is progressing for our new Dingmans Ferry office, with the opening scheduled for this fall.

As with each reporting, we thank you for your loyalty and support, and we welcome any questions or comments.

Sincerely,

/s/  Gary C. Beilman

Gary C. Beilman

Executive Vice President and

Chief Executive Officer

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, except per share)	2004	2003		2004	2003
Interest Income
Interest and fees on loans	$3,315	$3,230		$6,547	$6,358
Investment securities	494	643		990	1,297
Other	11	11		15	19

Total interest income	3,820	3,884		7,552	7,674

Interest Expense
Deposits	965	1,120		1,950	2,280
Short-term borrowings	32	38		54	60
Other borrowed funds	56	67		77	133

Total interest expense	1,053	1,225		2,081	2,473

Net Interest Income	2,767	2,659		5,471	5,201

Provision for loan losses	488	257		865	450

Net Interest Income After Provision for Loan Losses	2,279	2,402		4,606	4,751

Noninterest Income	685	569		1,401	1,181

Noninterest Expense
Salaries and employee benefits	954	848		1,906	1,668
Other expense	878	784		1,748	1,560

Total noninterest expense	1,832	1,632		3,654	3,228

Income before income taxes	1,132	1,339		2,353	2,704
Income taxes	348	423		719	859

NET INCOME	$784	$916		$1,634	$1,845

Earnings per Share - basic	$0.51	$0.61	*	$1.07	$1.22

Earnings per Share - diluted	$0.49	$0.57	*	$1.02	$1.16

Average shares outstanding - basic	1,535,347	1,511,450	*	1,532,636	1,510,672
Average shares outstanding - diluted	1,601,086	1,623,566	*	1,600,440	1,591,394

*	Adjusted to reflect 100% stock split effected in the form of a dividend on 12/1/03.

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

June 30, (in thousands)	2004	2003
Assets
Cash and due from banks	$5,803	$11,441
Interest-bearing deposits in other banks	1,888	17
Federal funds sold	6,073	305

Total cash and cash equivalents	13,764	11,763

Mortgage loans held for sale	677	1,161
Investment securities available for sale	56,676	67,323
Investment securities held to maturity (market value of $221 and $234)	198	197

Loans (net of unearned income of $716 and $739)	235,516	205,030
Less allowance for loan losses	3,109	3,093

Net loans	232,407	201,937

Premises and equipment	4,284	4,271
Accrued interest receivable	1,241	1,236
Other assets	7,570	3,689

TOTAL ASSETS	$316,817	$291,577

Liabilities
Deposits :
Noninterest-bearing	$29,358	$28,688
Interest-bearing	232,570	216,854

Total deposits	261,928	245,542

Short-term borrowings	15,584	14,117
Other borrowed funds	9,936	4,000
Accrued interest payable	553	700
Other liabilities	768	1,225

TOTAL LIABILITIES	288,769	265,584

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,535,794 and 757,331 shares issued	768	379
Capital surplus	4,102	3,772
Retained earnings	22,966	21,103
Accumulated other comprehensive income	212	755
Treasury stock, at cost (350 shares)	—	(16)

TOTAL STOCKHOLDERS’ EQUITY	28,048	25,993

TOTAL LIABILITES AND STOCKHOLDERS’ EQUITY	$316,817	$291,577

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share)	2004		2003		% Increase (decrease)
Performance for the six months ended June 30,
Interest income	$7,552		$7,674		-1.6%
Interest expense	$2,081		$2,473		-15.9%
Net interest income	$5,471		$5,201		5.2%
Net income	$1,634		$1,845		-11.4%

Shareholders’ Value (per share)
Net income - basic	$1.07		$1.22	(1)	-12.3%
Net income - diluted	$1.02		$1.16	(1)	-12.1%
Dividends	$0.46		$0.43	(1)	7.0%
Book value	$18.26		$17.17	(1)	6.3%
Market value	$42.00		$28.53		47.2%
Market value/book value ratio	230.0%		166.1%		38.5%
* Price/earnings multiple	19.6	X	11.7	X	67.5%
* Dividend yield	2.19%		3.01%		-27.2%

Financial Ratios
* Return on average assets	1.08%		1.32%		-18.2%
* Return on average equity	11.68%		14.51%		-19.5%
Shareholders’ equity/asset ratio	8.85%		8.91%		-0.7%
Dividend payout ratio	42.99%		35.25%		22.0%
Nonperforming assets/total assets	0.65%		0.27%		140.7%
Allowance for loan loss as a % of loans	1.32%		1.51%		-12.6%
* Net charge-offs/average loans	0.68%		0.18%		277.7%
Allowance for loan loss/nonaccrual loans	157.34%		667.69%		-76.4%
Allowance for loan loss/non-performing loans	150.19%		404.28%		-62.9%

Financial Position at June 30,
Assets	$316,817		$291,577		8.7%
Loans	$235,516		$205,030		14.9%
Deposits	$261,928		$245,542		6.7%
Stockholders’ equity	$28,048		$25,993		7.9%

*	annualized
(1)	Adjusted to reflect 100% stock split effected in the form of a dividend on 12/1/03.